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                                                                   EXHIBIT 99(A)

FOR IMMEDIATE RELEASE

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
                                             MAGELLAN INVESTOR         KEVIN
                                             CONTACT:                  HELMINTOLLER
                                                                       (404) 814-5742
                                             MAGELLAN MEDIA CONTACT:   ROBERT MEAD
                                                                       (212) 445-8208
                                             CBHS CONTACT:             JOEL WEIDEN
                                                                       (212) 445-8244
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                MAGELLAN HEALTH SERVICES ANNOUNCES AGREEMENTS TO
                 SELL CHARTER ADVANTAGE LLC AND ITS INTEREST IN
                     CHARTER BEHAVIORAL HEALTH SYSTEMS LLC
                               ------------------

ATLANTA, GA., MARCH 4, 1998--Magellan Health Services, Inc. (NYSE:MGL) announced today that it had signed definitive agreements to sell Charter Advantage LLC, which encompasses Magellan's franchise operations, and certain other assets to Charter Behavioral Health Systems LLC (CBHS) and its 50% interest in CBHS to Crescent Operating Inc. (NASDAQ: COPI) or its affiliate. The definitive agreements contemplate the sale of the Company's interest in six-hospital based joint ventures as well.

    Under the terms of the agreement, Magellan will receive $310 million in total consideration before transaction costs to include $280 million in cash from CBHS for Charter Advantage LLC, the six hospital-based joint ventures and certain other assets and $30 million in COPI stock for the 50% interest in CBHS. The agreements contain a $5 million break-up fee payable half in cash and half in COPI stock that will go into effect no earlier than 30 days after signing of the agreements. The transaction is expected to close in the third fiscal quarter of 1998.

    The franchise arrangement between Magellan and CBHS will be terminated upon closing of the transaction. All of the intellectual property of provider operations will be transferred to CBHS and it is anticipated that Magellan and CBHS will enhance their existing preferred provider relationship.

    Magellan will use the net proceeds of the transaction to reduce debt outstanding under its new bank credit agreement.

    The closure of the transaction is subject to completion of CBHS's financing, Magellan's Board of Directors' approval, a 30 day COPI review period, certain regulatory filings including Hart Scott Rodino, and other customary closing conditions.

    "Over the last year, Magellan has moved significantly forward in its transformation from being a provider of behavioral healthcare to becoming the nation's leading manager of specialty care. This transaction will represent the last major step in that transformation. While the transaction will be modestly dilutive to earnings per share to Magellan in fiscal 1998, eliminating our ownership stake in CBHS at this time makes sense as we continue to focus our energy on integrating the specialty managed care

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units we have acquired into Magellan," said Mac Crawford, chairman, president and chief executive officer of Magellan. "The transaction should also improve CBHS's ability to implement their own strategic initiatives. Magellan and CBHS will continue to have a strong relationship as the leaders in their respective industries."

    John Goff, chairman of the board of CBHS said, "We are pleased to reach an agreement for the purchase of the remaining provider assets and feel that we will have an excellent opportunity to expand CBHS's market reach and deliver quality behavioral healthcare across the nation."

    "The elimination of the franchise fees greatly enhances our flexibility for acquisitions and product expansion. We can now focus our full attention on strengthening our continuum of care and expanding our provider network," said Steve Davis, president and chief executive officer of Charter Behavioral Health Systems. "We are working hard to help ensure that CBHS is well-positioned to continue to meet the needs of the evolving behavioral healthcare environment. As the largest private provider of behavioral treatment programs in the country, we are looking forward to a long-term relationship with the largest private behavioral healthcare payor, Magellan Health Services."

    Magellan Health Services, Inc. is one of the country's largest specialty care managers. The Company manages the behavioral care of over 58 million lives with an additional 3.4 million members covered under managed medical specialty care contracts.

    Charter Behavioral Health Systems, LLC is the nation's leading provider of behavioral and addiction treatment programs. The company's 88 domestic facilities provide a full continuum of care, including inpatient, outpatient and partial hospitalization programs.

    Certain of the statements in this press release including, without limitation, statements by Magellan and CBHS regarding the ability to implement initiatives and the operational relationship between Magellan and CBHS constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Risk factors such as the level of success in Magellan's integration of its acquired companies and operational success of the acquired companies could have a material adverse effect on Magellan's operations. Risk factors such as the ability of CBHS to complete its financing, Magellan's board approval, favorable completion of the 30 day review by COPI, Magellan's receipt of necessary regulatory approvals for the transaction, and completion of customary closing conditions could prevent Magellan, CBHS and Crescent Operating Inc. from completing the transaction. For a more complete discussion of these and other risk factors, please see "Cautionary Statements--The Company" and "Cautionary Statements--CBHS" in Magellan's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 filed with the Securities and Exchange Commission on December 23, 1997.

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